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                                                                    EXHIBIT 3.37

                         CERTIFICATE OF INCORPORATION

                                      OF

                        EVEREST NEW YORK HOLDINGS, INC.

               UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW


          The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, does hereby certify as follows:

          1.   The name of the Corporation is Everest New York Holdings, Inc.

          2.   The purposes for which the Corporation is formed are as follows:

          a. To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law. This Corporation will not engage in any act or activity for which approval by any state department, official, board, agency or other body is required until such approval shall first be obtained.

          b. To do everything necessary, proper, or convenient for the accomplishment of any of the purposes set forth herein and to do every other act and thing incidental thereto that is not prohibited by the laws of the State of New York or by the provisions of this Certificate of Incorporation.
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          3.   The principal office of the Corporation is to be located in Bronx
County in the State of New York.

          4. The Corporation shall have authorized only one class of shares, which shall consist of two hundred (200) shares of common stock without par value.

          5. The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process against the Corporation may be served. A copy of any such process served upon the Secretary of State shall be mailed to New York Dialysis Management, Inc., 1325 Morris Park, Bronx, New York 10461.

          6. The period of the Corporation's duration shall be perpetual or until dissolved by a vote of the shareholders.

          7.   The subscriber is over the age of eighteen (18) years.

          8. Directors shall be elected by a vote of shareholders at the annual meeting of shareholders.

          9. No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible to or exchangeable for such shares, which may at any time be issue, sold or offered for sale by the Corporation.

          10. A director shall not be personally liable to the Corporation or its shareholders for damage for any breach of duty as a director, except for any matter in respect of which such director shall be liable by reason that, in addition to any and all other requirements for such liability, there shall have been a judgment or other final adjudication
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adverse to such director that establishes that such director's acts or omissions were in bad faith or involved international misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's act violated Section 719 of the Business Corporation Law. Neither the amendment nor the repeal of this Article shall eliminate or reduce the effect of this Article in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

          11. Subject to any limitations contained elsewhere in this Certificate of Incorporation, the by-laws of the Corporation may be adopted, amended or repealed by a majority of the entire board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by a majority of the shareholders entitled to vote thereon. Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general of specific powers or right conferred under the Business Corporation Law upon the Corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel.

          12. The Corporation may be dissolved at any time by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon at a meeting duly called for that purpose, or by unanimous written consent of the holders of all outstanding shares entitled to vote thereon without a meeting. In the event of the dissolution of the Corporation, corporate property and assets shall, after payment of all debts of the
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Corporation, be distributed to the shareholders, each shareholder to participate in such distribution in direct proportion to the number of shares held by each shareholder.

          IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Certificate of Incorporation as of the 22nd day of July, 1997.


                                   /s/ E. Raymond Kolarsey
                                   -----------------------
                                   E. Raymond Kolarsey
                                   121 State Street
                                   Albany, New York 12207



STATE OF NEW YORK   )
                    ) ss.:
COUNTY OF ALBANY    )


          On this 22nd day of July, 1997, before me the subscriber, personally appeared E. RAYMOND KOLARSEY, to me known and known to me to be the same person described in and who executed the within Certificate of Incorporation, and he duly acknowledged to me that he executed the same.


                                   /s/ Flora M. Baller
                                   -------------------
                                   Notary Public

                                        FLORA M. BALLER
                                NOTARY PUBLIC, STATE OF NEW YORK
                                  QUALIFIED IN COLUMBIA COUNTY
                                 MY COMMISSION EXPIRES 11/30/97